EXHIBIT 99.1

MEDIA CONTACT:
Beth Drummey
Marketing & Community Relations Manager
Bank of Marin
415.763.4529 | bethdrummey@bankofmarin.com

Bank of Marin Announces Resignation of Michaela Rodeno from Board of Directors
Recognized for extensive wine industry knowledge and board experience

NOVATO, CA - (July 25, 2017) - Bank of Marin Bancorp (NASDAQ: BMRC), parent company of Bank of Marin, has announced the resignation of Michaela Rodeno from the Company's Board of Directors, effective Friday, July 21, 2017.

Rodeno joined the Board in 2012 and served on the Audit Committee, Compensation Committee and the Nominating and Governance Committee.

“Michaela has served Bank of Marin and its shareholders with particular distinction and her service will be greatly missed,” said Brian M. Sobel, Chairman of the Board. “She is an extraordinarily talented director and a wonderful colleague. Leaving the Board will give Michaela more time to spend with family, traveling and tending to Villa Ragazzi, the Rodeno family winery. We wish her the very best.”

During a distinguished 40-year career in the wine industry, Rodeno was Employee #2 and Vice President of Marketing at Domaine Chandon and the first CEO of St. Supery Winery - one of the industry’s very few female CEOs.

Throughout her career and into retirement, Rodeno served in leadership roles on a number of boards and advisory committees in the wine and banking industries. She also serves as an advisor to Astia, a global organization that works with and mentors scalable women-owned businesses.

She currently resides in Napa Valley, California with her family.

About Bank of Marin
Bank of Marin is a leading business and community bank in the San Francisco Bay Area, with assets of $2.1 billion. Founded in 1989 and headquartered in Novato, Bank of Marin is the wholly-owned subsidiary of Bank of Marin Bancorp (NASDAQ: BMRC). With 20 retail offices in San Francisco, Marin, Napa, Sonoma and Alameda counties, Bank of Marin provides business and personal banking, commercial lending, and wealth management and trust services. Specializing in providing legendary service to its customers and investing in its local communities, Bank of Marin was named 2016 Community Bank of the Year by Western Independent Bankers and has consistently been ranked one of the “Top Corporate Philanthropists" by the San Francisco Business Times and one of the “Best Places to Work” by the North Bay Business Journal. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and NASDAQ ABA Community Bank Index and has been recognized as a Top 200 Community Bank by US Banker Magazine for the past five years. For more information, go to www.bankofmarin.com.
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